Christopher K. Davies, Esq.
17703 Raintree Terrace
Boca Raton, Florida 33487
(561) 289-9780

VIA ELECTRONIC TRANSMISSION                                                                                                July 21, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: North Bay Resources Inc., Form S-1/A Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by North Bay Resources Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities registered under the Registration Statement are duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Validity of Securities” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Christopher K. Davies
Christopher K. Davies